GLOBAL SETTLEMENT AGREEMENT

This Global Settlement Agreement (the "Agreement") is made and entered into as of this 18 day of May 2009 by and between Indigo-Energy, Inc., a Nevada corporation (the "Company") and Jerry Moore, an individual with an address at ______________________ (the “Creditor” and together with the Company, the "Parties”.)

WHEREAS, on January 19, 2006, the Company executed a Promissory Note (the “Note”) in favor of the Creditor for stock and cash which was subsequently modified in various extensions and prior Settlement Agreements, and which outstanding balance now remains $100,000;

WHEREAS, as of the date of this Agreement, an aggregate of approximately $100,000 remains unpaid on the Note (the “Outstanding Debt”); and

WHEREAS, the Parties have agreed that it is in all of their interests to settle the Outstanding Debt through the issuance of shares of the Company’s common stock to the Debtor.

NOW THERFORE, the Parties hereto agree as follows:

Section 1. Release, Waiver and Settlement. Effective upon the execution of this Agreement, and subject to the provisions hereof, the Creditor hereby releases and waives his respective rights and claims to the Outstanding Debt and further releases and waives all rights, claims and interests that are, or may be available, to him under the Note, or any agreement entered into by the Parties in relation thereto, other than this Agreement.  The Parties agree that after the execution of this Agreement they shall have no obligations or rights against each other except with respect to the issuance of the Shares referenced below.

Section 2.  Consideration. As consideration for the release, waiver and settlement by the Parties’ respective rights and interests provided under the Note, the Company hereby agrees to issue and deliver to the Creditor an aggregate of three million shares of the Company’s Common Stock, to be issued in the name of Jerry Moore (the “Shares”).

Section 3. Successors. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective administrators, representatives, executors, successors and assigns, either by reason of death, incapacity, merger, consolidation, and/or purchase or acquisition of substantially all of the Company's assets or otherwise.

Section 4. Governing Law, Each Party acknowledges that it has been represented by counsel in connection with this Agreement, and has executed the same with knowledge of its consequences. This Agreement is made and entered into under New York law and shall be interpreted, enforced and governed under the laws of the laws of New York without regard to its conflicts of laws principles.

Section 5. Paragraph Headings. The paragraph headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

Section 6. Severability. Should any of the provisions of this Agreement be declared or be determined to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

Section 7. Entire Agreement. This Agreement sets forth the entire agreement between the Parties, and fully supersedes any and all prior agreements or understandings between the Parties pertaining to the subject matter hereof, including but not limited to the Note.  All other contracts, agreements or understandings between the Parties are hereby expressly declared to be null and void.

Section 8. Counterparts. This Agreement may be executed in counterparts. Each counterpart shall be deemed an original, and when taken together with the other signed counterpart, shall constitute one fully executed Agreement.

Section 9. Further Assurances. From and after the date hereof, the parties hereto shall take all actions, including the execution and delivery of all documents, necessary to effectuate the terms hereof.

Section 10. Survival. All obligations of the Parties as set forth herein shall survive the execution and delivery hereof.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be entered into as of the date first written above.

CREDITOR:	THE COMPANY:

INDIGO-ENERGY, INC.

/s/ Jerry Moore	/s/ Stanley L. Teeple
Jerry Moore	By: Stanley L. Teeple
Date:	Title: CFO
Date:

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